Exhibit 11

                     K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    For the Three Months Ended March 31, 1995 and 1996
                     (dollars in thousands, except per share amounts)


                                                          Three Months Ended March 31,
                                                     ---------------------------------------
                                                         1995                      1996

Loss applicable to common
   shareholders                                      $    (27,115)             $    (27,584)
                                                     =============             =============

Weighted average common
   shares                                             108,631,354               128,502,847

Incremental Shares for stock
   options(1)                                             504,100                         -

Incremental Shares for common
   share issuances(1)                                     486,725                         -
                                                     -------------             -------------

Weighted average common
   and common equivalent
   shares outstanding(2)                              109,622,179               128,502,847
                                                     =============             =============

Loss per common and common
   equivalent share                                  $       (.25)             $       (.21)
                                                     =============             =============


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(1)  Represents the Incremental Shares for non-qualified options granted to purchase common stock and common stock issued within one year prior to the initial filing of the registration statement for the initial public offering in September 1995 at a purchase price below $10.00 per share. Such Incremental Shares were determined using the treasury stock method.

(2) The effect of the assumed exercise of stock options which were issued in periods prior to the one-year period prior to the inital filing of the registration statement is not included in the weighted average number of common stock shares outstanding because the effect is antidilutive.